UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2012

CBRE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32205	94-3391143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11150 Santa Monica Boulevard, Suite 1600 Los Angeles, California	90025
(Address of Principal Executive Offices)	(Zip Code)

(310) 405-8900

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by CBRE Group, Inc., a Delaware corporation (which we may refer to as “we”, “us”, “our” or the “Company”), in connection with the matters described herein:

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On May 15, 2012, the Company and Brett White, its Chief Executive Officer, entered into a Transition Agreement (the “Agreement”), in connection with Mr. White’s previous announcement on May 8, 2012 of his intention to retire from the position of Chief Executive Officer on December 31, 2012 (the “Effective Date”). At that time, Robert E. Sulentic, who is currently President of the Company, will succeed Mr. White as Chief Executive Officer. The Agreement provides that Mr. White will remain employed as the Company’s Chief Executive Officer until his resignation on the Effective Date (the “Transition Period”), after which Mr. White will no longer serve as Chief Executive Officer. He will remain on the board of directors for the remainder of his current term, and will also remain a member of its acquisition and executive committees. The Agreement contains a release by Mr. White of all claims, subject to a seven-day revocation period for the Agreement.

Mr. White will continue to receive his current base salary and benefits then due him under the Company’s benefit plans through the Effective Date. Subject to Mr. White’s execution of a document extending the aforementioned release of claims to cover the Transition Period, on the Effective Date he will receive his target annual bonus for 2012 in the amount of $1,950,000. In addition, vesting of one-fourth of the restricted stock shares granted to Mr. White on July 9, 2009, September 9, 2009 and September 8, 2011 shall be accelerated on the Effective Date. Mr. White will also participate in our annual management equity grants for 2012 with a grant date value equal to 50% of the award he would otherwise have received for 2012, or $1,712,500, which shall have a vesting date as of the Effective Date. The agreement does not affect the terms of the Special Retention Award Restricted Stock Unit Agreement, dated March 4, 2010 (the “RSU Agreement”), and therefore the restricted stock units granted to Mr. White under the RSU Agreement will vest in accordance with the terms of the RSU Agreement for a Retirement (as defined therein). As a result, these restricted stock units will be deemed 33/60th vested on the Effective Date, and shall be converted to shares that will be delivered on March 4, 2015 in accordance with the RSU Agreement. The vested stock units and shares ultimately delivered as a result of Mr. White’s Retirement under his RSU Agreement shall remain subject to (i) forfeiture for violation of the non-solicit and non-compete provisions of the RSU Agreement and (ii) recoupment upon the Company becoming subject to a financial restatement for any of the years in which Mr. White was chief executive officer, all in accordance with the terms of the RSU Agreement.

If Mr. White’s employment terminates during the Transition Period for any reason other than (i) by the Company for Cause (as defined in the RSU Agreement) or (ii) by Mr. White’s voluntary resignation without Good Reason (as defined in the RSU Agreement), Mr. White will be entitled to continue to receive his base salary during the remainder of the Transition Period and he shall remain entitled to his full-year 2012 target bonus (which shall be paid on the effective date of his separation from service) as well as any benefits which are then due to him under the Company’s benefit plans. In addition, the acceleration of vesting set forth above shall occur on the effective date of such separation from service. If the Company terminates Mr. White’s employment for Cause or he voluntarily resigns without Good Reason prior to the Effective Date, the Company will have no further obligations to him except as to benefits then due him under the Company’s benefit plans, and under previously vested equity awards.

Mr. White has agreed that from May 15, 2012 until March 4, 2015, he will not directly or indirectly (1) interfere with business relationships between the Company or any of its affiliates and any of its customers, clients, suppliers, partners, members or investors, or (2) solicit any employee or consultant of the Company or its affiliates. Mr. White also agreed that any and all confidential knowledge or information which has, have been or may be obtained or learned in the course of his employment with the Company will be held confidential by Mr. White and that Mr. White will not disclose the same to any person outside of the Company either during his employment with the Company or after his employment with the Company has terminated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2012	CBRE GROUP, INC.

	By:	/s/ GIL BOROK
Gil Borok
Chief Financial Officer